BOULDER GROWTH & INCOME FUND, INC.

ARTICLES OF AMENDMENT

BOULDER GROWTH & INCOME FUND, INC., a Maryland corporation (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting existing Section 5.1 of Article V in its entirety and substituting in lieu thereof the following new section:

Section 5.1 Subject to the provisions of any class or series of Preferred Stock, the number of directors shall be five.

SECOND: the foregoing amendment to the Charter was declared advisable by the Board of Directors of the Corporation and approved by the stockholders entitled to vote on the matter.

THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 22nd day of May, 2006.

ATTEST:

BOULDER GROWTH & INCOME FUND, INC.

s/Stephanie Kelley	s/Stephen C. Miller
Stephanie Kelley	Stephen C. Miller
Secretary	President